Exhibit 4.06

AGREEMENT TO FURNISH CERTAIN DEBT AGREEMENTS

Upon request of the Securities and Exchange Commission we will provide the following debt agreements not filed herewith.

1. Agreement dated April 28, 2003 with SunTrust Bank for a demand note in the amount of $10.0 million.